Exhibit 99.1
GREAT AJAX CORP. ANNOUNCES RESULTS FOR THE QUARTER
ENDED MARCH 31, 2022

First Quarter Highlights

•Interest income of $23.2 million; net interest income of $14.6 million
•Net income attributable to common stockholders of $3.6 million
•Basic earnings per common share (“EPS”) of $0.15
•Book value per common share of $15.95 at March 31, 2022
•Taxable income of $0.49 per common share
•Collected total cash of $85.3 million from loan payments, sales of real estate owned ("REO") properties and collections from investments in debt securities and beneficial interests
•Invested an additional $6.1 million in Gaea Real Estate Corp. ("Gaea") to increase our total investment to $25.5 million, or 22.2%
•Held $70.7 million of cash and cash equivalents at March 31, 2022; average daily cash balance for the quarter was $73.6 million
•As of March 31, 2022, approximately 73.5% of portfolio based on acquisition unpaid principal balance ("UPB") made at least 12 out of the last 12 payments

New York, NY—May 5, 2022 —Great Ajax Corp. (NYSE: AJX), a Maryland corporation that is a real estate investment trust, today announces its results of operations for the quarter ended March 31, 2022. We focus primarily on acquiring, investing in and managing a portfolio of re-performing mortgage loans ("RPLs") secured by single-family residences and commercial properties and non-performing loans ("NPLs"). In addition to our continued focus on residential RPLs and NPLs, we also originate and acquire small-balance commercial loans ("SBC loans") secured by multi-family retail/residential and mixed use properties.

Selected Financial Results (Unaudited)
($ in thousands except per share amounts)

	For the three months ended
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Loan interest income(1)	$16,186	$16,718	$15,772	$15,788	$18,181
Earnings from debt securities and beneficial interests(2)	$6,866	$6,447	$7,126	$6,994	$5,937
Other interest income/(loss)	$160	$81	$156	$266	$(83)
Interest expense	$(8,606)	$(8,999)	$(8,609)	$(8,830)	$(10,304)
Net interest income(3)	$14,606	$14,247	$14,445	$14,218	$13,731
Net decrease in the net present value of expected credit losses(3)	$3,978	$4,296	$3,678	$4,733	$5,516
Other (loss)/income and (loss)/income from equity method investments	$(3,613)	$854	$868	$843	$519
Total revenue, net(1,4)	$14,971	$19,397	$18,991	$19,794	$19,766
Consolidated net income(1)	$5,631	$9,279	$10,684	$11,170	$10,642
Net income per basic share	$0.15	$0.32	$0.40	$0.45	$0.30
Average equity(1,5)	$489,303	$500,760	$493,687	$498,990	$508,319
Average total assets(1)	$1,722,610	$1,696,144	$1,669,965	$1,600,337	$1,674,301
Average daily cash balance(6,7)	$73,636	$79,294	$89,240	$113,008	$115,220
Average carrying value of RPLs(1)	$946,164	$924,171	$860,155	$897,847	$1,025,204
Average carrying value of NPLs(1)	$117,670	$116,272	$88,205	$46,139	$46,437
Average carrying value of SBC loans	$19,923	$25,989	$28,469	$23,685	$31,539
Average carrying value of debt securities and beneficial interests	$491,231	$487,110	$520,814	$405,612	$361,852
Average asset backed debt balance(1)	$1,099,142	$1,089,104	$1,044,125	$992,122	$1,088,936
____________________________________________________________
(1)Reflects the impact of consolidating the assets, liabilities and non-controlling interests of Ajax Mortgage Loan Trust 2017-D ("2017-D"), which is 50% owned by third-party institutional investors as of March 31, 2022.
(2)Interest income on investment in debt securities and beneficial interests issued by our joint ventures is net of servicing fees.
(3)Net decrease in the net present value of expected credit losses represents the net decrease to the allowance resulting from changes in actual and expected cash flows during the quarter. It represents the net increase of the present value of the expected cash flows in excess of contractual cash flows offset by any incremental provision expense on the Mortgage loan pools and Beneficial interests. The decrease is calculated at the pool level for Mortgage loans and at the security level for Beneficial interests. To the extent a pool or Beneficial interest has an associated allowance, the decrease in expected credit losses is recorded in the period in which the change occurs, otherwise it is recognized prospectively as an increase in yield.
(4)Total revenue includes net interest income, income from equity method investments and other income.
(5)Average equity includes the effect of an aggregate of $115.1 million of preferred stock.
(6)Average daily cash balance includes cash and cash equivalents, and excludes cash held in trust.
(7)For the three months ended September 30, 2021, the average daily cash balance excludes $9.4 million of funds on deposit in a non-interest bearing account which closed on August 20, 2021. Including the $9.4 million on deposit, average daily cash was $94.4 million. For the three months ended June 30, 2021, the average daily cash balance excludes $22.1 million, $17.5 million and $9.4 million of funds on deposit in a non-interest bearing account which amounts closed on June 17, 2021, June 24, 2021 and August 20, 2021, respectively. Including the aggregate of $49.0 million on deposit, average daily cash was $125.7 million.

Our consolidated net income attributable to our common stockholders was $3.6 million for the quarter ended March 31, 2022, compared to $7.4 million for the quarter ended December 31, 2021.

Our net interest income for the quarter ended March 31, 2022 prior to the net decrease in the present value of expected credit losses was $14.6 million, an increase of $0.4 million over the prior quarter. Gross interest income was relatively flat quarter over quarter. Our interest expense for the quarter ended March 31, 2022 decreased $0.4 million compared to the prior quarter primarily as a result of calling Ajax Mortgage Loan Trust 2019-C during the fourth quarter of 2021.

During the quarter ended March 31, 2022, we recorded a $4.0 million decrease in the net present value of expected future credit losses primarily driven by higher than expected payments received on our mortgage loan portfolio during the quarter. We generally acquire loans at a discount and record an allowance for expected credit losses at acquisition. We update the allowance quarterly based on changing cash flow expectations in accordance with the current expected credit losses accounting standard, otherwise known as CECL.

Our Other loss/income line includes a $4.0 million, or $0.17 per share, impairment of our Investment in Beneficial Interests in Ajax Mortgage Loan Trust 2018-D and 2018-G (“2018-D and -G”). The two trusts were redeemed in the second quarter of 2022 and the underlying mortgage loans were re-securitized in Ajax Mortgage Loan Trust 2022-A (“2022-A”). (See Subsequent events, below.) Although we continue to own approximately the same interest in the underlying mortgage loans and related cash flows, we account for our beneficial interests as legal securities. The beneficial interests were settled in the second quarter through receipt of a combination of the beneficial interest in 2022-A and cash received from the sale of the underlying loans to 2022-A. Loan prices have undergone significant disruption since year end and the decline in loan prices versus December 31, 2021 resulted in lower than expected current cash proceeds at redemption. As a result we recognized an impairment loss in the quarter ended March 31, 2022. The impairment is effectively a cash flow timing difference. We expect to recover the impairment as accretion on the beneficial interest in 2022-A as the underlying expected cash flows remain unchanged. By comparison, when we re-securitize our wholly owned secured borrowings, we do not recognize any gain or loss because the transaction is treated as a refinancing through the redemption and issuance of the notes and the beneficial interest is not recorded on the consolidated balance sheet as a separate legal security. We only record an impairment on loans carried on our balance sheet if the carrying value exceeds fair value. Because we acquire loans at a discount, at the quarter ended March 31, 2022, the carrying value of our loans remained below fair value.

We recorded a loss from our investments in affiliates of $63 thousand for the quarter ended March 31, 2022 compared to a gain of $89 thousand for the quarter ended December 31, 2021. The loss is primarily due to the flow through impact of mark to market losses of $132 thousand on shares of our stock held by our Manager and our Servicer. We account for our investments in our Manager and our Servicer using the equity method of accounting.

Our operating expenses decreased on a quarter over quarter basis by $0.4 million due to $0.6 million in lower tax consulting and compliance fees. In the first quarter we increased amortization of the warrant put option liability by $0.4 million. The warrant put option is callable beginning in July 2023.

We recorded $0.2 million in impairments on our REO held-for-sale portfolio in real estate operating expense for the quarter ended March 31, 2022 primarily due to the costs of holding the properties. We sold three properties in the first quarter and three properties were added to REO held-for-sale through foreclosures. Limited housing inventory has accelerated our REO liquidation timelines while we are continuing to experience some delays in foreclosure proceedings relating to the COVID-19 pandemic.

We ended the quarter with a book value of $15.95 per common share, compared to a book value per common share of $15.92 for the quarter ended December 31, 2021. The increase in book value is due to the anti-dilutive effect of our convertible senior notes, offset by a reduction in common equity from net fair value decreases of $9.8 million primarily from joint venture debt securities, or approximately $0.42 per share.

Our taxable income for the quarter ended March 31, 2022 was $0.49 per share, compared to $0.40 per share for the quarter ended December 31, 2021.

We collected $85.3 million of cash during the first quarter as a result of loan payments, loan payoffs, sales of REO, payoff of securities and cash collections on our securities portfolio to end the quarter with $70.7 million in cash and cash equivalents. Cash collections of $66.6 million were derived from our mortgage loan and REO portfolios as a result of loan payments, loan payoffs, and sales of REO during the quarter, and $18.7 million were derived from interest and principal payments on investments in debt securities and beneficial interests.

During the quarter ended March 31, 2022, we invested an additional $6.1 million in Gaea to increase our total investment to $25.5 million, or 22.2%. In addition to common stock, we received 371,103 warrants to purchase additional shares at $16.41 per share for a two year period following the date that the common stock commences trading on a trading market. We continue to account for our investment using the equity method of accounting.

We purchased four NPLs with UPB of $1.0 million at 56.7% of property value. These loans were acquired and included on our consolidated balance sheet for a weighted average of 38 days of the quarter.

The following table provides an overview of our portfolio at March 31, 2022 ($ in thousands):

No. of loans	5,723	Weighted average coupon	4.31%
Total UPB(1)	$1,111,571	Weighted average LTV(5)	61.3%
Interest-bearing balance	$1,017,362	Weighted average remaining term (months)	296
Deferred balance(2)	$94,209	No. of first liens	5,665
Market value of collateral(3)	$2,172,959	No. of second liens	58
Original purchase price/total UPB	81.8%	No. of REO held-for-sale	31
Original purchase price/market value of collateral	45.4%	Market value of REO held-for-sale(6)	$8,035
RPLs	87.5%	Carrying value of debt securities and beneficial interests in trusts	$475,800
NPLs	11.0%	Loans with 12 for 12 payments as an approximate percentage of acquisition UPB(7)	73.5%
SBC loans(4)	1.5%	Loans with 24 for 24 payments as an approximate percentage of acquisition UPB(8)	64.5%
____________________________________________________________
(1)Our loan portfolio consists of fixed rate (60.6% of UPB), ARM (7.4% of UPB) and Hybrid ARM (32.0% of UPB) mortgage loans.
(2)Amounts that have been deferred in connection with a loan modification on which interest does not accrue. These amounts generally become payable at maturity.
(3)As of the reporting date.
(4)SBC loans includes both purchased and originated loans.
(5)UPB as of March 31, 2022 divided by market value of collateral and weighted by the UPB of the loan.
(6)Market value of other REO is the estimated expected gross proceeds from the sale of the REO less estimated costs to sell, including repayment of servicer advances.
(7)Loans that have made at least 12 of the last 12 payments, or for which the full dollar amount to cover at least 12 payments has been made in the last 12 months.
(8)Loans that have made at least 24 of the last 24 payments, or for which the full dollar amount to cover at least 24 payments has been made in the last 24 months.

Subsequent Events

On April 14, 2022, with an accredited institutional investor we refinanced our 2018-D and 2018-G joint ventures into 2022-A and retained $47.7 million of varying classes of agency rated securities and equity. We acquired 23.28% of the securities and trust certificates from the trust. 2022-A acquired 811 RPLs and NPLs with UPB of $215.5 million and an aggregate property value of $518.8 million. The AAA through A rated securities represent 71.9% of the UPB of the underlying mortgage loans and carry a weighted average coupon of 3.47%. This is the first fully rated securitization structure to include a substantial amount of NPLs. Approximately 33.9% of loan UPB in 2022-A was 60 days or more delinquent. Based on the structure of the transaction we will not consolidate 2022-A under U.S. GAAP. Our percentage ownership in 2022-A is approximately the same as our combined prior investments in 2018-D and -G.

On May 5, 2022, our Board of Directors declared a cash dividend of $0.26 per share to be paid on May 31, 2022 to stockholders of record as of May 16, 2022.

Since quarter end, we have acquired two residential RPLs in two transactions from two different sellers with aggregate UPB of $0.2 million, and one NPL in one transaction from a single seller with UPB of $0.2 million. The purchase price of the RPLs was 93.1% of UPB and 44.3% of the estimated market value of the underlying collateral of $0.4 million. The purchase price of the NPL was 94.0% of UPB and 46.2% of the estimated market value of the underlying collateral of $0.3 million.

We have agreed to acquire, subject to due diligence, 26 residential RPLs in seven transactions, and 27 NPLs in one transaction, with aggregate UPB of $6.7 million and $3.9 million, respectively. The purchase price of the residential RPLs is 97.2% of UPB and 42.6% of the estimated market value of the underlying collateral of $15.3 million. The purchase price of the NPLs is 102.0% of UPB and 46.3% of the estimated market value of the underlying collateral of $8.6 million.

Conference Call

Great Ajax Corp. will host a conference call at 5:00 p.m. EST on Thursday, May 5, 2022 to review our financial results for the quarter. A live Webcast of the conference call will be accessible from the Quarterly Reports section of our website www.greatajax.com. An archive of the Webcast will be available for 90 days.

About Great Ajax Corp.

Great Ajax Corp. is a Maryland corporation that is a real estate investment trust, that focuses primarily on acquiring, investing in and managing RPLs and NPLs secured by single-family residences and commercial properties. In addition to our continued focus on residential RPLs and NPLs, we also originate and acquire SBC loans secured by multi-family retail/residential and mixed use properties. We are externally managed by Thetis Asset Management LLC, an affiliated entity. Our mortgage loans and other real estate assets are serviced by Gregory Funding LLC, an affiliated entity. We have elected to be taxed as a real estate investment trust under the Internal Revenue Code.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions, many of which are beyond our control, including, without limitation, risks relating to the impact of the COVID-19 outbreak and the risk factors and other matters set forth in our Annual Report on Form 10-K for the period ended December 31, 2021 filed with the Securities and Exchange Commissions (the "SEC") on March 4, 2022 and, when filed with the SEC, our Quarterly Report on Form 10-Q for the period ended March 31, 2022. The COVID-19 outbreak has caused significant volatility and disruption in the financial markets both globally and in the United States. If the COVID-19 outbreak continues to spread or the response to contain it is unsuccessful, we could experience material adverse effects on our business, financial condition, liquidity and results of operations. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

CONTACT:	Lawrence Mendelsohn
Chief Executive Officer
Or
Mary Doyle
Chief Financial Officer
Mary.Doyle@aspencapital.com
503-444-4224

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share amounts)

	Three months ended
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INCOME:
Interest income	$23,212	$23,246	$23,054	$23,048
Interest expense	(8,606)	(8,999)	(8,609)	(8,830)
Net interest income	14,606	14,247	14,445	14,218
Net decrease in the net present value of expected credit losses(1)	3,978	4,296	3,678	4,733
Net interest income after the impact of changes in the net present value of expected credit losses	18,584	18,543	18,123	18,951

(Loss)/income from equity method investments	(63)	89	90	357
Other (loss)/income	(3,550)	765	778	486
Total revenue, net	14,971	19,397	18,991	19,794

EXPENSE:
Related party expense - loan servicing fees	2,091	2,158	1,743	1,699
Related party expense - management fee	2,293	2,281	2,292	2,270
Professional fees	345	1,011	526	763
Real estate operating expenses	185	131	(76)	88
Fair value adjustment on put option liability	3,200	2,824	2,493	2,201
Other expense	1,254	1,315	1,227	1,375
Total expense	9,368	9,720	8,205	8,396
Loss on debt extinguishment	—	367	—	161
Income before provision for income tax	5,603	9,310	10,786	11,237
Provision for income tax (benefit)	(28)	31	102	67
Consolidated net income	5,631	9,279	10,684	11,170
Less: consolidated net income/(loss) attributable to non-controlling interests	96	(33)	(578)	(1,158)
Consolidated net income attributable to Company	5,535	9,312	11,262	12,328
Less: dividends on preferred stock	1,949	1,950	1,949	1,950
Consolidated net income attributable to common stockholders	$3,586	$7,362	$9,313	$10,378
Basic earnings per common share	$0.15	$0.32	$0.40	$0.45
Diluted earnings per common share	$0.15	$0.32	$0.38	$0.42

Weighted average shares – basic	22,922,316	22,905,267	22,862,429	22,825,804
Weighted average shares – diluted	22,922,316	30,439,064	30,407,649	30,198,696
____________________________________________________________
(1)Net decrease in the net present value of expected credit losses represents the net decrease to the allowance resulting from changes in actual and expected cash flows during the quarters ended March 31, 2022, December 31, 2021, September 30, 2021 and June 30, 2021. It represents the net increase of the present value of the expected cash flows in excess of contractual cash flows offset by any incremental provision expense on the Mortgage loan pools and Beneficial interests. The decrease is calculated at the pool level for Mortgage loans and at the security level for Beneficial interests. To the extent a pool or Beneficial interest has an associated allowance, the decrease in expected credit losses is recorded in the period in which the change occurs, otherwise it is recognized prospectively as an increase in yield.

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands except per share amounts)

	March 31, 2022	December 31, 2021
ASSETS	(unaudited)
Cash and cash equivalents	$70,722	$84,426
Cash held in trust	5,005	3,100
Mortgage loans held-for-sale, net	—	29,572
Mortgage loans held-for-investment, net(1,2)	1,063,476	1,080,434
Real estate owned properties, net(3)	6,586	6,063
Investments in securities at fair value(4)	327,793	355,178
Investments in beneficial interests(5)	139,249	139,588
Receivable from servicer	19,153	20,899
Investments in affiliates	32,578	27,020
Prepaid expenses and other assets	21,317	13,400
Total assets	$1,685,879	$1,759,680

LIABILITIES AND EQUITY
Liabilities:
Secured borrowings, net(1,2,6)	$536,988	$575,563
Borrowings under repurchase transactions	522,574	546,054
Convertible senior notes, net(6)	103,749	102,845
Management fee payable	2,424	2,279
Put option liability	26,867	23,667
Accrued expenses and other liabilities	5,778	8,799
Total liabilities	1,198,380	1,259,207

Equity:
Preferred stock $0.01 par value; 25,000,000 shares authorized
Series A 7.25% Fixed-to-Floating Rate Cumulative Redeemable, $25.00 liquidation preference per share, 2,307,400 shares issued and outstanding at March 31, 2022 and December 31, 2021	51,100	51,100
Series B 5.00% Fixed-to-Floating Rate Cumulative Redeemable, $25.00 liquidation preference per share, 2,892,600 shares issued and outstanding at March 31, 2022 and December 31, 2021	64,044	64,044
Common stock $0.01 par value; 125,000,000 shares authorized, 23,194,566 shares issued and outstanding at March 31, 2022 and 23,146,775 shares issued and outstanding at December 31, 2021	234	233
Additional paid-in capital	316,326	316,162
Treasury stock	(1,808)	(1,691)
Retained earnings	63,996	66,427
Accumulated other comprehensive (loss)/income	(8,758)	1,020
Equity attributable to stockholders	485,134	497,295
Non-controlling interests(7)	2,365	3,178
Total equity	487,499	500,473
Total liabilities and equity	$1,685,879	$1,759,680
____________________________________________________________

(1)Mortgage loans held-for-investment, net include $729.0 million and $756.8 million of loans at March 31, 2022 and December 31, 2021, respectively, transferred to securitization trusts that are variable interest entities (“VIEs”); these loans can only be used to settle obligations of the VIEs. Secured borrowings consist of notes issued by VIEs that can only be settled with the assets and cash flows of the VIEs. The creditors do not have recourse to the primary beneficiary (Great Ajax Corp.). Mortgage loans held-for-investment, net include $7.7 million and $7.1 million of allowance for expected credit losses at March 31, 2022 and December 31, 2021, respectively.
(2)As of March 31, 2022 and December 31, 2021, balances for Mortgage loans held-for-investment, net include $1.0 million and $1.4 million, respectively, from a 50.0% owned joint venture, which we consolidate under U.S. GAAP. The creditors do not have recourse to the primary beneficiary (Great Ajax Corp.).
(3)Real estate owned properties, net, are presented net of valuation allowances of $0.6 million and $0.5 million at March 31, 2022 and December 31, 2021, respectively.
(4)As of March 31, 2022, Investments in securities at fair value include an amortized cost basis of $336.6 million and a net unrealized loss of $8.8 million. As of December 31, 2021, Investments in securities at fair value include an amortized costs basis of $354.2 million and net unrealized gains $1.0 million.
(5)Investments in beneficial interests includes allowance for expected credit losses of zero and $0.6 million at March 31, 2022 and December 31, 2021, respectively.
(6)Secured borrowings, net are presented net of deferred issuance costs of $6.5 million at March 31, 2022 and $7.3 million at December 31, 2021. Convertible senior notes, net are presented net of deferred issuance costs of $0.8 million and $1.7 million at March 31, 2022 and December 31, 2021, respectively.
(7)As of March 31, 2022 non-controlling interests includes $1.1 million from a 50.0% owned joint venture, $1.2 million from a 53.1% owned subsidiary and $0.1 million from a 99.9% owned subsidiary. As of December 31, 2021 non-controlling interests includes $1.8 million from a 50.0% owned joint venture, $1.3 million from a 53.1% owned subsidiary and $0.1 million from a 99.9% owned subsidiary which we consolidates under U.S. GAAP.

Appendix A - Earnings per share

The following table sets forth the components of basic and diluted EPS ($ in thousands, except per share):

	Three months ended
	March 31, 2022			December 31, 2021			September 30, 2021			June 30, 2021
	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount
	(unaudited)			(unaudited)			(unaudited)			(unaudited)
Basic EPS
Consolidated net income attributable to common stockholders	$3,586	22,922,316		$7,362	22,905,267		$9,313	22,862,429		$10,378	22,825,804
Allocation of earnings to participating restricted shares	(43)	—		(79)	—		(92)	—		(78)	—
Consolidated net income attributable to unrestricted common stockholders	$3,543	22,922,316	$0.15	$7,283	22,905,267	$0.32	$9,221	22,862,429	$0.40	$10,300	22,825,804	$0.45
Effect of dilutive securities(1)
Restricted stock grants and manager and director fee shares(2)	—	—		79	248,482		92	229,291		—	—
Amortization of put option(3)	—	—		—	—		—	—		—	—
Interest expense (add back) and assumed conversion of shares from convertible senior notes(4)	—	—		2,229	7,285,315		2,237	7,315,929		2,255	7,372,892
Diluted EPS
Consolidated net income attributable to common stockholders and dilutive securities	$3,543	22,922,316	$0.15	$9,591	30,439,064	$0.32	$11,550	30,407,649	$0.38	$12,555	30,198,696	$0.42
____________________________________________________________
(1)Our outstanding warrants for an additional 6,500,000 shares of common stock would have an anti-dilutive effect on diluted earnings per share for the three months ended March 31, 2022, December 31, 2021, September 30, 2021 and June 30, 2021 and have not been included in the calculation.
(2)The effect of restricted stock grants and manager and director fee shares on our diluted EPS calculation for the three months ended March 31, 2022 and June 30, 2021 would have been anti-dilutive and have been removed from the calculation.
(3)The effect of the amortization of put options on our diluted EPS calculation for the three months ended March 31, 2022, December 31, 2021, September 30, 2021 and June 30, 2021 would have been anti-dilutive and have been removed from the calculation.
(4)The effect of the interest expense and assumed conversion of shares from convertible notes on our diluted EPS calculation for the three months ended March 31, 2022, would have been anti-dilutive and have been removed from the calculation.